AGREEMENT

AGREEMENT dated April 25, 2007 by and between AVANTOGEN ONCOLOGY, INC., a Nevada corporation, as "Borrower", and CHOPIN OPUS ONE, L.P., a Cayman Islands limited partnership, as "Lender".

WHEREAS, Borrower and Lender are parties to that certain Loan Agreement dated as of October 12, 2006 (the "Loan Agreement") pursuant to which Lender agreed to lend Borrower $1 Million (the "Loan");

WHEREAS, the Loan is evidenced by Borrower's Secured Promissory Note dated October 12, 2006 (the "Note"), which, as amended, provides that the Loan is to be repaid on March 31, 2007 (the "Maturity Date"); and

WHEREAS, Borrower has requested that Lender convert all or a portion of the principal plus accrued interest of the Note evidencing the Loan into Borrower's Common Stock, and Lender is amenable to so doing in accordance with the terms and conditions hereof.

Accordingly, Borrower and Lender hereby agree as follows:

1. Conversion of Note. Upon the consummation of the transactions among Borrower, Resistys, Inc., Avantogen Limited, RESprotect GmbH and SciClone Pharmaceuticals, Inc. ("SciClone") related to RP101 (the "Closing"), Lender agrees to convert seventy-five percent (75%) of the principal of the Note, plus all accrued interest on the Note, into shares of Borrower's Common Stock (the "Shares") at a conversion rate of $.09 per Share (the "First Conversion"). The remaining portion of the principal of the Note shall be paid by Borrower to Lender thirty (30) days after the Closing unless Lender agrees prior thereto to convert the remaining portion of the principal of the Note and accrued interest on the same terms as the First Conversion.

2. Extension. The term "Maturity Date", as said term is defined and used in the Loan Agreement and the Note, shall be deemed to mean, in each and every instance, the date that is thirty (30) days after the Closing.

3. Termination of Security Interest. Upon the First Conversion contemplated in Paragraph 1 hereof, the Security Agreement dated October 12, 2006 between Lender and Borrower shall be terminated, thereby terminating Lender's security interest in the assets of Borrower thereunder, and all rights in Borrower's assets shall be deemed to have reverted back to Borrower, in each case with no further action required by either Lender or Borrower. In consideration of the agreements by SciClone in connection with the Closing, Lender and Borrower acknowledge and agree that SciClone shall be a third party beneficiary of this Section 3.

4.. Continuing Effectiveness. The Loan Agreement and the Note, as both may be modified pursuant to Paragraph 2 hereof, continue to be in full force and effect in accordance with the respective terms thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AVANTOGEN ONCOLOGY, INC.

By:______________________________
Angela Bronow Davanzo
Chief Financial Officer

CHOPIN OPUS ONE, L.P.

By: Chopin Holdings, Ltd., its General Partner
By: Greenland Ltd., Its Director

By: ______________________________